Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

K Wave Media Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, $0.0001 par value per share, underlying warrants	457(g)	9,698,225		$11.50	(2)	$111,529,587.50	$0.0001381	$15,402.24
	Equity	Ordinary Shares, $0.0001 par value per share (Loeb Conversion Shares)	457(c)	2,500,000	(3)	0.7950	(4)	1,987,500.00	$0.0001381	274.47
	Equity	Ordinary Shares, $0.0001 par value per share (Goldstar Conversion Shares)	457(c)	384,262	(5)	0.7950	(4)	305,488.29	$0.0001381	42.19
		Total Offering Amounts		12,582,487				$113,822,575.79		$15,718.90
		Total Fees Previously Paid		-				-		-
		Total Fee Offsets		-				-		-
		Net Fee Due								$15,718.90

(1)	Pursuant to Rule 416 under the Securities Act, the ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of K Wave Media Ltd. (the “Company”) registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of each warrant which is $11.50 per Ordinary Share.
(3)	Represents up to 2,500,000 Ordinary Shares issuable to Loeb & Loeb LLP (“Loeb”) upon the conversion, if any, of that certain Convertible Promissory Note issued by K Wave to Loeb on December 3, 2025 in the original principal amount of $1,040,479.75.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high ($0.8280) and low ($0.7620) per share prices of the Ordinary Shares on The Nasdaq Stock Market LLC (“Nasdaq”) on February 19, 2026 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).
(5)	Represents 384,262 Ordinary Shares held by Alloysius Heng, which shares were issued by K Wave to Goldstar Global Capital VCC-Alpha Opportunities Fund (“Goldstar”) upon the conversion, on June 16, 2025, of that certain Convertible Senior Unsecured Promissory Note issued by K Enter to Goldstar on June 5, 2024 in the original principal amount of $1,500,000.